Exhibit 2.4
[NRG Letterhead]
April 30, 2009
Reliant Energy, Inc.
1000 Main, 12th Floor
Houston, Texas 77002
Facsimile: 713-497-0140
Attention: Michael L. Jines
Re: Effectiveness of the Closing
Dear Mr. Jines:
Reference is made to that certain LLC Membership Interest Purchase Agreement, dated as of February 28, 2009, as amended from time to time prior to the date hereof (the “MIPA”), by and between Reliant Energy, Inc. (the “Seller”) and NRG Retail LLC (the “Purchaser”). Each of the Seller and the Purchaser is referred to herein individually as a “Party” and collectively as the “Parties.” This letter agreement (this “Letter Agreement”) sets forth the agreement between the Parties regarding the effectiveness of the Closing under Section 3.1 of the MIPA. Capitalized terms used but not defined herein shall have the meaning given such terms in the MIPA.
In connection with the Closing, the Parties to this Letter Agreement hereby agree as follows:
Notwithstanding Section 3.1 of the MIPA, for all purposes under the MIPA (a) the Closing shall be deemed effective as of 12:00 A.M. Central prevailing time on May 1, 2009 and (b) the “Closing Date” shall mean April 30, 2009. For the sake of clarity, (i) the Seller shall continue to own the Retail Business through the Closing Date, and (ii) the Purchaser shall own the Retail Business as of the consummation of the Closing, which shall be deemed effective as of 12:00 A.M. Central prevailing time on May 1, 2009.
On the Closing Date, (i) the Seller is irrevocably delivering and releasing from escrow to the Purchaser the documents contemplated by Section 3.2 of the MIPA, such documents to become effective upon the effective time of the Closing, (ii) the Purchaser is irrevocably delivering to the Seller the Purchase Price in accordance with Section 3.3(a) of the MIPA and (iii) the Purchaser is irrevocably delivering and releasing from escrow to the Seller the documents contemplated by Section 3.3 of the MIPA, such documents to become effective upon the effective time of the Closing.
Section 3.2 of the MIPA is hereby amended to replace the words “At the Closing” with the words “On the Closing Date” in the first instance where it appears.

Section 3.3 of the MIPA is hereby amended to replace the words “At the Closing” with the words “On the Closing Date.”
The first sentence of Section 7.6(c) of the MIPA is hereby amended to replace the words “Closing Date” with the word “Closing” in the first instance where they appear.
Except as amended herein, the MIPA remains in full effect, and the Parties ratify and confirm the MIPA as amended hereby.
The MIPA (including all schedules and exhibits thereto) together with this Letter Agreement sets forth the Parties’ entire understanding as to the matters set forth herein as of the date hereof and supersedes any other prior written or oral agreements or understandings by the Parties with respect to such matters.
This Letter Agreement may be executed and delivered (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
If the foregoing correctly states our understanding and agreement, kindly acknowledge and return this Letter Agreement to the attention of the undersigned.
[Signature Page follows.]

Sincerely, NRG RETAIL LLC
By:	/s/ Chris Sotos
	Name:	Chris Sotos
	Title:	President
Accepted and agreed as of the date first written above:

RELIANT ENERGY, INC.

By:	/s/ Mike Jines

	Name:	Mike Jines
	Title:	Senior Vice President
cc: Frank Ed Bayouth II (Skadden, Arps, Slate, Meagher & Flom LLP)

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